Exhibit 5.1

[Wachtell, Lipton, Rosen & Katz Letterhead]

August 10, 2016

Rayonier Advanced Materials Inc.

1301 Riverplace Boulevard, Suite 2300

Jacksonville, Florida 32207

Ladies and Gentlemen:

We have acted as special outside counsel to Rayonier Advanced Materials Inc., a Delaware corporation (the “Company”), in connection with the offering of an aggregate of 1,725,000 shares (the “Shares”) of the Company’s 8.00% Series A Mandatory Convertible Preferred Stock (par value $0.01 per share), with a liquidation preference of $100 per share, pursuant to the Underwriting Agreement, dated August 4, 2016 (the “Underwriting Agreement”), between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as representatives of the several other underwriters named therein. The sale of the Shares to the Underwriters has been registered pursuant to the Company’s registration statement on Form S-3, as amended through the date hereof (File No. 333-209747) (the “Registration Statement”) including a base prospectus dated February 26, 2016 (the “Base Prospectus”) and a prospectus supplement relating to the Shares dated August 4, 2016 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”).

In connection with the opinion set forth herein, we have examined and relied on originals or copies, certified or otherwise, identified to our satisfaction, of such documents, corporate records, agreements, certificates, and other instruments and such matters of law, in each case, as we have deemed necessary or appropriate for the purposes of this opinion, including the Underwriting Agreement, the Registration Statement, the Prospectus, the Company’s Amended and Restated Certificate of Incorporation, including the Certificate of Designations relating to the Shares as filed in the State of Delaware on the date hereof (the “Certificate of Incorporation”) and the Company’s Amended and Restated Bylaws and the resolutions of the Company’s Board of Directors and committees thereof (the “Resolutions”). We have also conducted such investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies and the legal capacity of all individuals executing such documents.

We are members of the Bar of the State of New York, and this opinion is limited to the General Corporation Law of the State of Delaware as in effect on the date hereof. We have not considered, and we express no opinion or belief as to matters of the laws of any other jurisdiction or as to any matters arising thereunder or relating thereto.

Based upon the foregoing and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that (a) the issuance of the Shares has been duly authorized, and, when issued and delivered by the Company pursuant to the Underwriting Agreement, the

Registration Statement, the Certificate of Incorporation and the Resolutions against payment of the consideration set forth therein, the Shares will be validly issued, fully paid and nonassessable and (b) the shares of common stock of the Company, par value $0.01 per share (the “Common Stock”) issuable upon conversion of the Shares have been duly authorized and reserved for issuance upon such conversion by all necessary corporate action and such shares, when issued upon such conversion pursuant to the terms of the Prospectus and the Certificate of Incorporation, will be validly issued, fully paid and non-assessable.

We consent to the filing of a copy of this opinion as an exhibit to a report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement. In addition, we consent to references to us in the prospectus forming a part of the Prospectus under the heading “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder. This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz